Immunomedics Employee Q&A

What’s Next

When will the acquisition be complete?

•	The transaction is expected to close in the fourth quarter of this year.

What happens between now and the close of the agreement?

•	Nothing will change between the signing and closing, as Gilead and Immunomedics remain separate independent companies. Antitrust laws require the companies to remain separate, and to wait until the transaction has received the requisite regulatory approvals before we begin working closely together.

Will I still have a role and when will I find out?

•	Gilead is impressed by the talent of the Immunomedics employees and we look forward to welcoming the experienced team.

•	We value the innovative work you have done to advance Trodelvy and look forward to working together to continue to advance this important new medicine for patients with cancer.

•	We are excited to welcome Immunomedics’ employees in the near future.

Are you keeping the New Jersey site?

•	We look forward to welcoming the talented team at Immunomedics and working together to continue to advance this important new medicine for people with cancer.

•	Between now and the close of the agreement, we will work closely with the Immunomedics team to evaluate the best operating model moving forward, including the role that the New Jersey site will play in our future operations.

•	We understand that the New Jersey site is key for the current supply of Trodelvy. We deeply value the site team and the expertise and history with the mAB process.

Will Immunomedics continue to operate under the Immunomedics name?

•	No. Once the deal closes, Immunomedics will become a subsidiary of Gilead and operate under the Gilead name.

How is Gilead approaching the COVID-19 pandemic?

•	Since January of this year, when the pandemic first began to emerge and impact our colleagues in Asia, Gilead has prioritized the health and safety of our employees to guide our response. While we do have a number of employees who are working on site daily – those with physical location-dependent roles – the majority of our workforce is working remotely and will continue to do so through the remainder of 2020.

•	As we work through the transition period, we will provide more information about remote work, our plans for gradual return to site and other benefits offered to our employees to help navigate professional and personal challenges associated with the pandemic.

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Compensation and benefits

Will my compensation be impacted?

•	Base and bonus will remain the same. After the transaction is complete, you will receive more information about your compensation.

Will I receive my paycheck on the same schedule?

•	Yes. At this time, paychecks will continue to be issued according to the same schedule and process. If there are future changes in payroll, you will be notified in advance.

What happens to my 401(k)?

•	Immunomedics’ 401(k) will close at the time of the merger. You will receive information about the opportunity to transfer your account to Fidelity, Gilead’s 401(k) provider.

What do I need to know about the Gilead 401(k) plan?

•	You will be eligible to enroll in the Gilead Sciences 401(k) plan, which provides a company-matching contribution of 100%, up to $15,000 per year. Gilead's matching contributions vest immediately. You may contribute from 1% to 50% of your salary.

Please note: If you have already contributed the IRS maximum of $19,500 (or $26,000 if age 50 or over) during 2020 with the Immunomedics 401(k) plan or another employer, you may not contribute to the Gilead plan in 2020.

I have vested and unvested stock options. What happens to stock options now?

•	At the closing of the transaction, each of your stock options that is outstanding, whether vested or unvested, will by virtue of the transaction and without any action on your part, be accelerated and become fully vested and, if unexercised as of immediately prior to the closing of the transaction, be cancelled and converted into the right to receive a cash payment through the company’s payroll equal to the excess of $88 over the per share exercise price of such option times the number of shares subject to such option, less any applicable taxes or other withholdings required by law. After cancellation, your options will cease to exist.

How does the Gilead ESPP work?

•	Employees may contribute up to 15% of their salary, subject to IRS limits, on an after-tax basis to purchase Gilead common stock at a discount. The purchase price of ESPP stock will be equal to 85% of the lower of the offering price or the fair market value of Gilead stock on the purchase date (e.g., a six month “look-back” period).

How will the transition to Gilead’s benefits plans work?

•	Gilead employees will be transitioned to Gilead’s benefits programs after the acquisition closes. Please look for more information about that process, as well as information on how to enroll in Gilead’s Employee Stock Purchase Plan, in the coming weeks.

What U.S. health and wellness benefits does Gilead offer?

•	Gilead offers a comprehensive health and wellness program. We offer the following medical plans:

Anthem Blue Cross PPO Saver

Anthem Blue Cross EPO

Anthem Blue Cross PPO

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•	Other offerings include Delta Dental, VSP Vision Care, life insurance, accidental death and dismemberment (AD&D), family planning benefits, as well as 12 weeks of parental and family time off.

•	We also have a $500 wellbeing reimbursement provides help to cover the costs of a variety of personal wellbeing choices, such as gym memberships, athletic equipment, weight loss programs, life coaching, massages, financial advising and planning services.

•	Additionally, Gilead has introduced a number of benefits this year to help employees manage the personal and professional challenges of the COVID-19 pandemic.

Will we move to Gilead’s holiday calendar? What time-off benefits and holidays does Gilead offer and will we move to Gilead’s or maintain our own?

•	Yes, Immunomedics employees will move to Gilead’s holiday and time-off benefits when Immunomedics employees are transitioned to Gilead’s benefits and systems.

•	In the U.S., Gilead offers 15 days of vacation for new hires, which increases to 20 days after five years of service. Gilead also provides 10 sick days that employees can use for their own illness or to care for an ill dependent.

•	Additionally, Gilead offers 14 paid holidays, including a July 4th holiday week and one floating holiday. Gilead also offers a winter shutdown (we will be closed December 25, 2020 – January 4, 2021).

•	The company also offers a paid day for employees to use to volunteer at an organization of their choosing.

•	Gilead offers 12 weeks of paid family or parental time off to help employees care for an ill family member or to bond with a new child when taking a leave of absence.

•	Immunomedics employees’ years of service will transfer and be counted toward the number of years of employment at Gilead at the time the acquisition closes. This will apply to vacation accrual.

When will my 2020 bonus be paid?

•	Immunomedics employees will receive their 2020 bonuses in February/March 2021. The corporate achievement will be 150%, based on the outstanding achievements this year. Individual achievement will be evaluated by employees’ manager.

Will the corporate part of my 2020 bonus be based on Gilead results or Immunomedics results?

•	Employee bonuses for 2020 will be evaluated based on Immunomedics’ results.

Will my performance review process stay the same?

•	We anticipate it will be the same in 2020 and will work through the details during the transition period.

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Information Technology

•	When will I have a Gilead email address?

You will keep your current email address while we continue to evaluate the best way to integrate the two companies.

•	Will I receive a Gilead computer?

You will keep your current computer while we continue to evaluate the best way to integrate the two companies.

•	Will I keep my phone numbers (office & mobile)?

Yes.

Forward-looking statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Gilead, Immunomedics and the acquisition of Immunomedics by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Immunomedics’ product pipeline and successfully commercialize Trodelvy; expectations for achieving full U.S. Food and Drug Administration approval based on Immunomedics’ confirmatory data for Trodelvy and Immunomedics’ development of Trodelvy for additional indications; clinical trials (including the anticipated timing of clinical data; the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the possibility of unfavorable results from clinical trials; regulatory applications and related timelines, including the filing and approval timelines for Biologics License Applications and supplements; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Immunomedics’ stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; Immunomedics’ ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on Immunomedics’ products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain (if received) or obtain full regulatory approval for Immunomedics’ products due to a

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failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Immunomedics and the Schedule TO and related tender offer documents to be filed by Gilead and Maui Merger Sub, Inc., a wholly owned subsidiary of Gilead. All forward-looking statements are based on information currently available to Gilead and Immunomedics, and Gilead and Immunomedics assume no obligation and disclaim any intent to update any such forward-looking statements.

Additional information and where to find it

The tender offer described in this communication has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Immunomedics, nor is it a substitute for any tender offer materials that Gilead, Purchaser or Immunomedics will file with the SEC. A solicitation and an offer to buy shares of Immunomedics will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC. At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Immunomedics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. IMMUNOMEDICS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Immunomedics at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Immunomedics. Free copies of these materials and certain other offering documents.

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